Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 03/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/17/2001	$201,938	Delaware Funding Corp	5.00%	05/02/2001
05/01/2001	200,000	General Electric Capital	5.20	05/29/2001
08/27/2001	100,000	Falcon Asset Sec	3.70	09/07/2001
08/27/2001	110,687	Falcon Asset Sec	3.66	09/06/2001

Last Updated on 05/28/2002
By Win95 User